Exhibit 99.1

News Announcement	For Immediate Release

Contact:
Stewart Halpern	Joseph Jaffoni, Norberto Aja, Jim Leahy
Chief Financial Officer	Jaffoni & Collins Incorporated
(800) 831-1442	(212) 835-8500 or mcz@jcir.com
MAD CATZ ACQUIRES GAMING AUDIO HEADSET COMPANY TRITTON
TECHNOLOGIES
San Diego and Vista, CA — June 1, 2010 — Mad Catz Interactive, Inc. (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, announced today that it has acquired 100% of the stock of TRITTON Technologies, Inc. (“TRITTON”), a privately-owned California-based provider of gaming audio headsets, high-performance multimedia consumer electronics and computer peripherals. Total consideration for this acquisition includes $1 million in cash at closing, subject to a working capital adjustment, and a maximum of $9 million in cash over the next five years subject to the sales performance of TRITTON’s products. In calendar 2009, on an unaudited basis, TRITTON generated approximately $8 million in revenue from sales principally to customers in North America.
TRITTON’s core products, its gaming headsets retailing from $69.99 to $169.99, represent a range of quality audio products that meet the interests of all gamers. Headsets operate on all of the major gaming platforms and computers, and feature a variety of unique additions including true Dolby Digital surround sound. In addition, TRITTON offers a distinctive line-up of USB video products including a simple, out-of-the-box solution to add multiple displays to either Macs or PCs.
“The gaming headset category is one of the fastest growing within the gaming sector, and the acquisition of TRITTON significantly enhances Mad Catz’ opportunities in this very attractive market segment,” said Darren Richardson, President and Chief Executive Officer of Mad Catz. “TRITTON has developed an attractive portfolio of premium products and a brand that resonates strongly with gaming enthusiasts. Additionally, this acquisition further diversifies Mad Catz’ revenue base and is consistent with our strategy to create shareholder value by leveraging our global capabilities with high-value products that enhance the gaming experience.”
Pursuant to the terms of the agreement, Mad Catz will also enter into an employment agreement with TRITTON founder and Chief Executive Officer, Christopher Von Huben, and a limited number of other key TRITTON employees.
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Mad Catz Interactive, 6/1/10	page 2
Mr. Von Huben commented, “We are thrilled to be joining the Mad Catz organization. TRITTON has built a successful brand and lineup of gaming audio headsets and computer peripheral products. I am confident that with Mad Catz’ global capabilities we can significantly increase our market penetration and more rapidly grow the TRITTON brand.”
About Mad Catz Interactive, Inc.
Mad Catz is a leading global provider of innovative products for the interactive entertainment industry. Mad Catz develops and markets accessories for videogame systems and PCs under its Mad Catz (casual gaming), Saitek (simulation), Cyborg (pro gaming) and Eclipse (home and office) and TRITTON (audio) brands. Mad Catz also operates e-commerce and content websites for videogame and PC products under its GameShark brand, develops, manufactures and markets proprietary earphones under its AirDrives brand, and publishes and distributes video/PC games. Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com, as well as www.store.gameshark.com, www.saitek.com, www.cyborggaming.com, www.eclipsetouch.com, www.trittontechnologies.com, www.gameshark.com and www.airdrives.com.
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
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